Press Release For immediate release
Invesco Ltd. Announces August 31, 2019
Assets Under Management

Invesco Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, September 11, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,175.1 billion, a decrease of 2.0%. The decrease was driven by unfavorable market returns, net long-term outflows, foreign exchange, lower money market AUM, and non-management fee earning AUM outflows, partially offset by reinvested distributions. FX decreased AUM by $2.2 billion (including $0.7 billion Money Market decrease). Preliminary average total AUM for the quarter through August 31 were $1,188.4 billion, and preliminary average active AUM for the quarter through August 31 were $918.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2019(a)	$1,175.1	$552.3	$276.7	$63.5	$96.7	$185.9
July 31, 2019	$1,198.7	$572.9	$274.3	$64.7	$99.2	$187.6
June 30, 2019	$1,197.8	$574.6	$273.6	$64.1	$95.7	$189.8
May 31, 2019(b)	$1,159.3	$543.0	$269.0	$61.7	$96.3	$189.3
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2019(a)	$905.3	$359.9	$218.9	$62.7	$96.7	$167.1
July 31, 2019	$924.3	$374.7	$217.1	$63.9	$99.2	$169.4
June 30, 2019	$927.6	$380.0	$216.8	$63.3	$95.7	$171.8
May 31, 2019(b)	$905.2	$362.1	$214.1	$60.9	$96.3	$171.8
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2019(a)	$269.8	$192.4	$57.8	$0.8	$—	$18.8
July 31, 2019	$274.4	$198.2	$57.2	$0.8	$—	$18.2
June 30, 2019	$270.2	$194.6	$56.8	$0.8	$—	$18.0
May 31, 2019(b)	$254.1	$180.9	$54.9	$0.8	$—	$17.5

(a)	Preliminary - subject to adjustment.
(b)
AUM month-end increase of $222.3 billion resulting from the Oppenheimer Funds combination added $147.7 billion to Equity, $42.6 billion to Fixed Income, $3.7 billion to Balanced, $3.8 billion to Money Market, and $24.5 billion to Alternatives at month end. AUM acquisition value on May 24 was $224.4 billion.

(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our 13 distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in 25 countries, Invesco managed $1.175 trillion in assets on behalf of clients worldwide as of August 31, 2019. For more information, visit www.invesco.com.

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